DRILLING CONTRACT
This Drilling Contract ("Agreement") is made this 4th day of September, 2019, by and between LKA Gold Incorporated, a Delaware corporation (the "Owner"), and Caldera Partners Limited Partnership, a Washington State limited partnership (the "Contractor").  Hereinafter Owner and Contractor are sometimes referred to jointly as the "Parties" and individually as a "Party".

RECITALS

A.	The Owner is the owner of the Golden Wonder gold mine (the "Property"), which consists of certain patented and unpatented mining claims in Hinsdale County, Colorado.

B.	The Owner desires to conduct exploratory surface drilling operations on the Property.

C.	The Contractor is willing to conduct the drilling desired by the Owner pursuant to the terms and conditions of this Agreement.

D.	The Owner desires to engage the Contractor to conduct exploratory drilling operations pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE in consideration of the mutual covenants contained herein, the legal sufficiency of which is hereby acknowledged, the Parties hereto each agree with the other as follows:
1.	SERVICES

1.1.
Contractor shall supervise, manage, and conduct exploratory surface drilling operations on the Property as desired by the Owner and as directed by the Owner from time to time on the terms and conditions of this Agreement (the "Drilling Program").

1.2.
All costs of drilling including labor, equipment, materials, supplies, and services of whatever character shall be provided by the Contractor and the results of the Drilling Program ("Drilling Results") shall be exclusively owned by the Contractor until and unless the Drilling Results are acquired by the Owner pursuant to the Owners option as set forth herein.

2.	TERM
2.1.	The term (the "Term") of this Agreement shall begin on the date of this Agreement and shall expire three years later. The Term may be extended upon the mutual agreement of the Parties.
3.	COMPENSATION
3.1.	As compensation for services under this Agreement, Contractor shall:
3.1.1	Be the exclusive Owner of the Drilling Results.

3.1.2
During the Term of this Agreement, the Owner shall have an option to acquire the Drilling Results upon the payment by the Owner to the Contractor of an amount equal to all expenditures made by the Contractor on the drilling program together with interest on all expenditures from the time expenditures were made, at the rate of 8% per annum.  Payment of expenditures and interest may be made in cash, stock or through the assumption of debt.

4.	DUTIES OF THE OWNER
4.1.
The Owner shall provide to the Contractor all information about the Property in the possession of the Owner that would be reasonably helpful to the Contractor for purposes of conducting the Drilling Program.

4.2.	The Owner shall provide to the Contractor all records, data, equipment and supplies owned by Owner that would be helpful to Contractor in conducting the Drilling Program.
4.3.	The Owner shall assign to the Contractor Owner's rights of ingress and egress with respect to the Property.
4.4.	The Owner will maintain the Property and remain in compliance with all of its current, mine related permits and regulatory requirements.
4.5.	The Owner will indemnify and hold harmless the Contractor against any claims arising from damage claims relating to harm to the environment.
4.6.
The Owner will maintain the stay current with its filing requirements with the United States Securities and Exchange Commission as required by the Securities Exchange Act of 1934.  At any time the Owner is unable to prepare and make a required filing, the Contractor may in its discretion provide needed funding to the Owner necessary to complete the filing and those obligations necessary to maintain the Owner's public listing status or regulatory obligations. Any money advanced shall be reimbursed to the Contractor prior to the expiration of this Agreement under the same terms and conditions as other expenses are paid to the Contractor pursuant to Section 3.1.2.

5.	REPRESENTATIONS AND WARRANTIES
5.1.	The Owner represents and warrants to, and covenants with, Contractor as follows:
5.1.1.
The Owner  and its agents, employees and consultants, will comply with all applicable corporate and mining laws and other laws, rules, regulations, notices and policies, including those of any applicable mining regulations;

5.1.2.
The Owner agrees to assume and hold harmless Contractor, its officers, directors, employees and agents from and against any and all losses, claims, costs, damages, or liabilities (including the fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by the Owner's violation of mining or other governmental regulation; (ii) arising in any manner out of or in connection with the rendering of services by Contractor hereunder; or (iii) otherwise in connection with this Agreement. The Owner shall not be liable for any settlement of any action effected without its written consent.

5.1.3.
Notwithstanding subsection 5.1.2, the Owner shall not be liable to Contractor for any losses, claims, damages or liability that result from the negligence or willful misconduct of Contractor, its employees agents or representatives.

5.2.	Contractor represents and warrants to, and covenants with the Owner as follows:
5.2.1.
Contractor and its agents, employees and consultants, will comply with all applicable mining laws and other laws, rules, regulations, notices and policies, including those of any applicable governmental agency.

5.2.2.	Contractor shall use its commercially reasonable best efforts to preserve the confidentiality of information expressly designated as confidential by the Owner;
5.2.3.	Contractor has not been subject to any sanctions or administrative proceedings by any mining regulatory authority.
5.2.4.	Contractor will pursue it obligations hereunder with reasonable diligence.
6.	NOTICE
6.1.
Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimiled, sent via electronic transmission which is verified as having been received, or delivered to the address of the other party as provided in writing by such other party.

6.2.	Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.
7.	DISPUTES
7.1.
Any dispute, controversy or claim between the Owner and the Contractor arising out of or related to this Agreement or breach thereof, shall be settled by arbitration, which shall be conducted in accordance with the rules of the American Arbitration Association then in effect and conducted in the County of Hinsdale in the State of Colorado. Any award made by arbitrators shall be binding and conclusive for all purposes thereof, may include injunctive relief, as well as orders for specific performance and may be entered as a final judgment  in any court of competent jurisdiction. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorney's fees.

8.	GENERAL

8.1.	All references to currency herein, unless specified otherwise, are to currency of United States.
8.2.	The rights and interests of the parties under this Agreement are not assignable.
8.3.	Time is of the essence of this Agreement.
8.4.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.
8.5.
If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

8.6.
The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

8.7.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of the state of Colorado, without regard to principals of conflicts of law provisions. Each of the parties hereby irrevocably attorn to the jurisdiction of the courts of competent jurisdiction in Hinsdale County, Colorado.

8.8.
Contractor is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

8.9.	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.
8.10.
The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.11.
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

8.12.
This Agreement may be executed in as many counterparts as may be necessary and by facsimile, or electronic transmitted signature, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.
LKA GOLD INCORPORATED
By:	/s/ Nanette Abraham
Nanette Abraham
CFO

CALDERA PARTNERS LIMITED PARTNERSHIP
By:	/s/ Kye Abraham
Kye Abraham
General Partner

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